 Exhibit 10.28

Astoria Federal Savings and Loan Association Annual Incentive Plan for Select Executives (Effective December 21, 1988)	AMENDMENT NO. 1 DRAFT DATE: 11/9/2009

AMENDMENT

1.	Article 8 — Effective December 31, 2008 article 8 shall be amended to read in its entirety as follows:

8.           Annual Incentive Award Payments

Payment of Awards shall be made in cash.  Payment of the Annual Incentive Award to each recipient shall be made within ninety (90) days following the end of the calendar year for which the Award was made.
The Committee may, in its discretion, award all of any part of the amount in respect of a calendar year which otherwise would have been awarded to a participant in the Plan but for the fact that his employment with the Association terminated prior to the end of such calendar year by reason of retirement, total and permanent disability, death, resignation, or for any other reason other than dismissal for cause.
In case of death, all amounts awarded to an executive not previously paid shall be payable in one sum to the beneficiary whom the executive designated under the Association’s Life Insurance Plan.  If an executive fails effectively to designate a beneficiary, then his estate shall be deemed to be the beneficiary.
Notwithstanding the foregoing, an executive terminated for cause at any time shall forfeit all amounts allocated to him and not previously paid.

In Witness Whereof, this Amendment has been signed by an officer of Astoria Federal Savings and Loan Association thereunto duly authorized.

Astoria Federal Savings and Loan Association

By:	/S/ Alan P. Eggleston
Name: Alan P. Eggleston
Title: Executive Vice President. Secretary and General Counsel

Date:	November 12, 2009